Exhibit 10.1

Amendment No. 1
to
Stock Incentive Plan—2000

    Pursuant to the authority conferred by Article XI of the Stock Incentive Plan—2000 of The Greenbrier Companies, Inc. (the "Plan"), the Plan is amended as follows:

  1.
  Subparagraphs 7.07(a) and 7.07(d) of the Plan are amended in their entirety to read as follows:

      "(a) In the event the employment or service of a Holder of an Option by the Company or any Affiliate terminates for any reason other than because of Disability or death of the Holder, and in the further event that, on the date of such termination, the Holder shall have obtained the age of at least 62 years, then, in such event, Options held by such Holder may be exercised in accordance with the schedule of exercise dates set forth in the applicable Stock Option Agreement or other governing agreement, at any time prior to the original expiration date of the Option."

      * * * * *

      "(d) The Committee, at the time of grant or at any time thereafter, may extend the expiration periods otherwise applicable to options in the case of termination of employment or service with the Company or any Affiliate any length of time not later than the original expiration date of the Option, and may increase the portion of the Option that is exercisable, subject to such terms and conditions as the Committee may determine."

  2.
  Except as modified by this Amendment No. 1, the Plan shall remain in full force and effect and be unamended.